Exhibit 15.3

Office:	+852 2801 6066
Mobile:	+852 6621 8994
rthorp@traversthorpalberga.com

Vipshop Holdings Limited

No. 20 Huahai Street,

Liwan District, Guangzhou 510370

The People’s Republic of China

25 April 2014

Dear Sirs

Re:                             Vipshop Holdings Limited

We consent to the reference to our firm under the heading “Item 10.E. Additional Information—Taxation” on Form 20-F for the year ended 31 December 2013, which will be filed with the Securities and Exchange Commission in the month of April 2014.

Yours faithfully

/s/ Travers Thorp Alberga
TRAVERS THORP ALBERGA

Tel:	+852 2801 6066	1205A The Centrium
Fax:	+852 2801 6767	60 Wyndham Street
www.traversthorpalberga.com		Central HONG KONG
Cayman Islands and British Virgin Islands Attorneys-at-Law
Resident Hong Kong Partners: Richard Thorp, Harriet
Unger (England & Wales), Everton Robertson (England & Wales)